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                                                                      EXHIBIT 4f

                       21ST CENTURY TELECOM GROUP, INC.
                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (the "Agreement") is entered into between 21ST CENTURY TELECOM GROUP, INC., an Illinois corporation (the "Company"), and Robert
J. Currey ("Optionee") as of the 6th day of March, 1998.

     WHEREAS, as an inducement to encourage the Optionee to become, and to incentivize the Optionee to perform as, an employee of the Company, the Company desires to grant to the Optionee a non-qualified stock option to purchase shares of the Company's common stock, no par value (the "Common Stock");

     WHEREAS, the Optionee wishes to acquire the right to purchase shares of Common Stock granted hereby.

     NOW, THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

     1.   Grant of Option. The Company hereby grants to the Optionee an option
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(the "Option") to purchase 278,200 shares of the Company's Common Stock, no par value (the "Shares"), at a purchase price of $1.12 per share. The terms of the Option with respect to one-half of the Shares (the "Initial Vesting Options" or the "Initial Vesting Shares" as the case may be) shall differ (in those respects set forth herein) from the terms of the Option with respect to the other half of the Shares (the "Later Vesting Options" or the "Later Vesting Shares" as the case may be).

     The Option is not granted pursuant to any stock option plan and is not intended to qualify as an incentive stock option described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). All provisions of this Agreement are to be construed in conformity with this intention.

     2.   Term.  Except as provided below, the Option shall be valid for a term
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commencing on the date hereof (the "Date of Grant") and ending ten years from the Date of Grant (the "Termination Date").

          (a)  Option Rights Upon Death or Disability. If Optionee's employment
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     is terminated by reason of death or disability (as such term is defined in
     Section 8(b) of Optionee's Employment Agreement with the Company dated March 6, 1998 ("Optionee's Employment Agreement")), then Optionee shall immediately vest in any Options that are not already vested on the date of such termination, and Optionee shall be entitled to exercise any or all of his Options at any time or times on or before the Termination Date.

          (b)  Option Rights Upon Termination For Cause or With Notice. If
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     Optionee's employment is terminated (A) for a reason which is described in clause (ii) or (iii) of the definition of Cause in Section 8(c) of Optionee's Employment Agreement, or (B) "with
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    Notice" (as such term is defined in Section 8(f) of Optionee's Employment
    Agreement) prior to March 6, 2000, then all of Optionee's Options which are unexercised (whether vested or unvested) on the date of such termination shall be immediately terminated and forfeited, and Optionee shall immediately transfer to the Company any and all shares of Common Stock acquired by Optionee pursuant to the exercise of Options granted hereby in consideration of the Company's payment to Optionee of the exercise price previously paid by Optionee for such shares.

          If Optionee's employment is terminated (A) for a reason which is described in clause (i) of the definition of Cause in Section 8(c) of Optionee's Employment Agreement, or (B) "with Notice" (as such term is defined in Section 8(f) of Optionee's Employment Agreement) on or after March 6, 2000, then Optionee shall continue vesting in any Options that are not vested at the time of such termination through the last day of the calendar month in which such termination occurred (or, in the case of termination "with Notice," the last day of the applicable notice period) and thereafter shall cease vesting in any additional Options. Optionee shall be entitled to exercise any or all of his vested Options at any time or times on or before the Termination Date.

          (c)  Option Rights Upon Termination For Good Reason or Other Reason.
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    If Optionee's employment is terminated for "Other Reason" (as such term is defined in Section 8(d) of Optionee's Employment Agreement) or for "Good Reason" (as such term is defined in Section 8(e) of Optionee's Employment Agreement), then Optionee shall continue vesting in any Options that are not vested at the time of such termination through the last day of the calendar month in which such termination occurred and thereafter shall cease vesting in any additional Options. Optionee shall be entitled to exercise any or all of his vested Options at any time or times on or before the Termination Date. Notwithstanding the preceding sentence, if such termination of employment occurs prior to March 6, 2001 and Optionee elects to receive and receives payment of the severance benefit set forth in Section 9(e)(ii)(A) of Optionee's Employment Agreement, then all of Optionee's Later Vesting Options which are unexercised (whether vested or unvested) on the date of such termination shall be immediately terminated and forfeited, and Optionee shall immediately transfer to the Company any and all Later Vesting Shares acquired by Optionee in consideration of the Company's payment to Optionee of the exercise price previously paid by Optionee for such Shares.

    3.    Vesting. During the term provided in Section 2, the Option may be
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exercised in whole or in part only to the extent vested. The Optionee shall immediately be vested in the Initial Vesting Options. Hereinafter, the Optionee shall become vested, subject to Section 2 hereof, in Options to purchase 2897.9
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Later Vesting Shares on the last day of each month in the period March 1998 through January 2002, and Options to purchase 2898.7 Later Vesting Shares on the last day of February 2002. Notwithstanding the foregoing, immediately prior to a Change in Control (as defined in the 21st Century Cable TV, Inc. Stock Option Plan effective

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January 30, 1997) the Option shall become 100% vested and immediately exercisable. Upon the Termination Date all unvested Options shall be forfeited and cancelled.

     4.   Procedure for Exercise. Exercise of the Option or a portion thereof
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shall be effected by the giving of written notice to the Company by the Optionee
(or, after his death, by a person described in the next sentence), stating the number of shares with respect to which he intends to exercise the Option. Following the death of the Optionee, any vested portion of the Option may be exercised by the Optionee's personal representative or by the legatee or distributee to whom the Optionee's rights under the Option shall pass by will or by the laws of descent and distribution. The Company will issue the shares with respect to which the Option is exercised upon payment in full of the purchase price (determined by multiplying the number of shares with respect to which the Option is exercised by the per share purchase price set forth in Section 1 hereof) in accordance with Section 5 hereof.

     5.   Payment for Shares. Payment of the purchase price for any Shares
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purchased pursuant to the Option shall be made in (i) cash, (ii) shares of
Common Stock having an aggregate Fair Market Value (as defined in the 21st Century Cable TV, Inc. Stock Option Plan effective January 30, 1997), as determined on the date of delivery, equal to the purchase price, (iii) by delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay for all Common Stock acquired through such exercise and any tax withholding obligations resulting from such exercise, or (iv) at the request of the Optionee, if the Common Stock is not publicly traded, or in the discretion of the Compensation Committee of the Board of Directors of the Company (the "Committee") if the Common Stock is publicly traded, by cash for the par value of the Common Stock plus a promissory note for the balance of the purchase price, which note shall contain substantially the terms and conditions set forth in Exhibit A hereto (or such other terms as may be mutually agreed upon by the Committee and Optionee), including without limitation the right to repay the note partially or wholly with Common Stock. The purchase price may be paid in shares of Common Stock which were received by the Optionee upon the exercise of one or more Options. If the purchase price is paid pursuant to (iv) of this Section 5, Optionee shall be obligated to secure such indebtedness by pledging or otherwise hypothecating to the Company the Shares being purchased.

     6.   Options Not Transferable and Subject to Certain Restrictions. Options
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may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code; provided; however, that Options may be transferred to (i) a trust or limited partnership or other entity which has as its exclusive beneficiaries or equity owners Optionee or members of his immediate family, and (ii) any members of the immediate family of Optionee. For purposes of this section, "immediate family" means children, step-children and grandchildren, including relationships arising from legal adoption.

     7.   Withholding Tax. The Company shall have the right to withhold, in
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cash or shares of Common Stock at the election of the Committee with respect to any payments made

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to Optionee under this Agreement any taxes required by law to be withheld because of such payments.

     8.   No Right to Employment. Nothing herein contained shall confer on the
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Optionee any right to continuation of employment by the Company or its subsidiaries, or interfere with the right of the Company or its subsidiaries to terminate at any time the employment of Optionee, or, except as to Shares actually delivered, confer any rights as a shareholder upon the holder hereof.

     9.   Compliance with Securities Laws.
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          (a)  The Option shall not be exercisable and Shares shall not be issued pursuant to the exercise of the Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) As a condition to the exercise of the Option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such representation is required by any law.

          (c) As a condition to exercise of the Option, if the Shareholders Agreement dated as of January 30, 1997 by and between the Company and its Shareholders (as such term is defined therein) is still in effect, the Optionee shall be required to execute a counterpart and become a party thereto.

     10.  Participation Rights. In the event of a sale of equity securities by
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or on behalf of one or more of the Company's shareholders (in one transaction or series of transactions) resulting in a Change in Control, Optionee shall be given timely notice thereof and shall have the right to surrender the Option in such sale and receive, on a pro rata basis, the amount as to which the Option could be converted if the Option was exercised immediately prior to such transaction, less the Option Price.

     11.  Adjustments. The Compensation Committee of the Board of Directors of
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the Company shall make any adjustments it deems necessary to prevent accretion, or to protect against dilution, in the number and kind of Shares with respect to any unexercised portion of the Option, in the number and kind of shares covered thereby and in the applicable price in the event of a stock split or stock dividend.

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     12.  Entire Agreement. This Agreement constitutes the entire agreement
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between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the Company and Optionee relating to the subject matter hereof.

     13.  Amendment. This Agreement may be amended and/or terminated at any time
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by mutual agreement of the Company and the Optionee, and shall not be amended in a manner adverse to Optionee without Optionee's written consent.

     14.  Governing Law. The construction and operation of this Agreement shall
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be governed by the internal laws of the State of Illinois, notwithstanding any choice of law provision.

     Executed as of the date first written above.

                                        COMPANY:
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                                        21ST CENTURY TELECOM GROUP, INC.
                                        an Illinois corporation

                                        By:  /s/ Glenn W. Mulligan
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                                           Name: Glenn W. Mulligan
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                                           Title: Chairman
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                                        OPTIONEE:
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                                             /s/ Robert J. Currey
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                                          Robert J. Currey
                                        ----------------------------------
                                        Name of Optionee

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